EXHIBIT 99.1

Synergy Resources Corporation Enters Into Joint Venture in the Wattenberg Extension Area

PLATTEVILLE, Colo., March 7, 2013 -- Synergy Resources Corporation (NYSE Mkt: SYRG), a Colorado based  oil and gas company with assets in the D-J Basin in Colorado and Western Nebraska, has entered into a joint venture agreement with Vecta Oil & Gas, Ltd.

On March 1, 2013, Synergy Resources Corporation (Synergy) entered into a joint venture agreement (JV) with Vecta Oil & Gas, Ltd (Vecta), a Texas limited partnership, to jointly develop oil and gas leases covering lands in Morgan & Weld counties, Colorado. Synergy and Vecta will each contribute acreage to the JV. The JV will delineate two separate areas of mutual interest. In the first area covering 45,661 net acres, Synergy will have a 35% working interest and the second area covering 2,983 net acres, Synergy will have a 65% working interest. Synergy will be the designated operator of both areas.

Synergy and Vecta will work together to acquire new proprietary seismic data across a portion of the oil and gas leases which are the subject of the JV. Synergy will drill a horizontal well on one of the leases to evaluate either the Greenhorn or Niobrara Shale. Synergy will also conduct other exploration projects in the area covered by the leases as may be mutually agreed upon. The JV contemplates the drilling of an initial well to test the Greenhorn formation on or before October 31, 2013.

Synergy will pay to Vecta a leasehold reimbursement fee consisting of a cash payment of $2,841,855 and the issuance to Vecta of 100,000 shares of its restricted common stock having a value, for purposes of the Agreement, of approximately $640,000.

Synergy’s net acreage position in the Wattenberg Extension Area has increased by thirty six percent (36%) to approximately 19,400 acres.

Ed Holloway, President & CEO of Synergy, commented, “We are very pleased to announce this joint venture with Vecta as it significantly increases Synergy’s exposure to a large segment of the Wattenberg Extension Area. The Extension Area is rapidly becoming one of the most actively drilled areas of the DJ-Basin and recent results announced by other operators are exhibiting compelling returns on invested capital. We look forward to working with Vecta to evaluate the areas’ potential for exploration and development.”

About Synergy Resources Corporation
Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company’s corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the company’s future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company’s actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company’s exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the company’s ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company’s capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company’s ability to identify, finance and integrate any future acquisitions; and the volatility of the company’s stock price.

Investor Relations Contact:
Jon Kruljac
Synergy Resources Corporation
jkruljac@syrginfo.com
Tel (303) 840-8166

Company Contact:
Rhonda Sandquist
Synergy Resources Corporation
rsandquist@syrginfo.com
Tel (970) 737-1073